Exhibit 99.1

BAKKEN RESOURCES, INC.

PRESS RELEASE

PRNewswire: Bakken Resources, Inc. (BKKN: OTCQX) (“BRI”) is pleased to announce that on July 3, 2012, it completed a transaction whereby it purchased a 17% working interest participation in an oil well located in Archer County, Texas, referred to as the “3A” well.  The 3A well is currently operated by Holms Energy Development Corp. (“HEDC”), an entity controlled by the Registrant’s CEO, Val Holms.   HEDC is selling BRI 17%, or approximately 1/3, of HEDC’s current working interest in the 3A well, for an aggregate purchase price of $68,000.  The purchase price is payable in two installments: one-half upon the completion of the transaction and one-half in 90 days thereafter.  HEDC will continue to be the operator.  The 3A well has been substantially completed with multiple hydrocarbon shows and is in proximity a recently completed and producing Ellenburger well that is also operated by HEDC.

The transaction relating to the purchase of the working interest in the 3A well was approved by a majority of both the independent and non-interested members of the Registrant’s Board of Directors.

The 3A well is located at NE1/4SW1/4 of the W1/2 (W/2) of section 1, S.P.R.R. Co. Survey, A-428, Archer County, Texas Lat 33°47’ 11.39” Long 98°44’20.52” elevation 1057.3’.

“We are fortunate to be able to share our recent success in the [4A] well with BRI in connection with this working interest purchase for the 3A,” notes BRI CEO Val Holms.  “We will continue to explore additional opportunities in Texas to supplement our existing royalty acreage in North Dakota’s Williston Basin and the Alberta Bakken.  This gives BRI a presence in the number 1 as well as number 2 oil producing states in the U.S.”

BRI continues to experience successful activity in North Dakota’s Williston Basin (commonly known as the Bakken region).  Currently, there are 21 wells in various stages of development on the BRI acreage.  Of the 21 wells, 13 are producing, 4 are being drilled and 4 are listed as confidential. BRI expects that the wells listed in confidential status will also produce.  BRI has received payments to date from eight (8) Bakken wells and three (3) Madison wells.

A full listing of BRI’s Williston Basin wells can be found on the Company website, www.bakkenresourcesinc.com.  Such listing also contains the NDIC number for each listed well, allowing the user to obtain additional well information from the NDIC site (www.dmr.nd.gov/oilgas – note that some information requires a paid subscription).

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas exploration/exploitation and development company with activities currently focused on mineral leases in North Dakota and Montana. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including among others, statements and projections regarding BRI’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs and statements regarding the plans and objectives of BRI’s management for future operations, are forward-looking statements. BRI typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning BRI’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance.  BRI makes no representation of the accuracy of any information presented or derived from any third party sites or information.

For further information please contact

Jim Kyle, Shareholder Liaison: (727) 265-7007